STAGE STORES, INC.
                      RATIO OF EARNINGS TO FIXED CHARGES
                            (dollars in thousands)

                                                          Fiscal Year                         Six Months Ended
                                      ----------------------------------------------------   -------------------
                                                                                            July 29,   August 3,
                                        1991       1992       1993       1994      1995       1995        1996
                                      ---------  ---------  ---------  --------- ---------  --------- -----------
Income before extraordinary income      $3,961    $12,235   $13,426     $6,630    $10,730    $2,659      $3,520
Minority interest in Bealls Holding        749         --        --         --         --         --         --
Income tax expense                       3,993      8,340     7,569      4,317      6,767      1,885      2,396
                                      ---------  ---------  ---------  --------- ---------  --------- -----------
Income before income tax, minority
  interest and extraordinary item        8,703     20,575    20,995     10,947     17,497      4,544      5,916
                                      =========  =========  =========  ========= =========  ========= ===========
Fixed charges charged to expense:
Rental expense (1)                       7,275      7,575     8,803      8,879     10,051      4,726      5,315
Interest expense                        33,928     32,384    37,607     41,694     44,770     21,636     24,296
Dividend and accretion on redeemable
  preferred stock of subsidiary            749         --        --         --         --         --         --
                                      ---------  ---------  ---------  --------- ---------  --------- -----------
Total fixed charges charged to
  expense                               41,952     39,959    46,410     50,573     54,821     26,362     29,611
                                      ---------  ---------  ---------  --------- ---------  --------- -----------
Income before income tax, minority
  interest, extraordinary item and
  fixed charges charged to expense     $50,655    $60,534   $67,405    $61,520    $72,318    $30,906    $35,527
                                      =========  =========  =========  ========= =========  ========= ===========
Fixed charges charged to accruals:
Rental expense (1)                     $   898    $   803   $   298    $   446    $ 1,516    $ 1,283    $   243
Interest expense                           667        381        --         --         --         --         --
                                      ---------  ---------  ---------  --------- ---------  --------- -----------
Total fixed charges charged to
  accruals                               1,565      1,184       298        446      1,516      1,283        243
                                      ---------  ---------  ---------  --------- ---------  --------- -----------
Total fixed charges                    $43,517    $41,143   $46,708    $51,019    $56,337    $27,645    $29,854
                                      =========  =========  =========  ========= =========  ========= ===========
Ratio of earnings to fixed charges        1.16       1.47      1.44       1.21       1.28       1.12       1.19
                                      =========  =========  =========  ========= =========  ========= ===========

-------------
(1) Rental expense comprises one-third of all rental expenses incurred during the period.
    This is deemed by management to be representative of the interest factor of rental payments.